Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of CareMatrix Corporation on Form S-3 of our report dated February 7, 1997, on our audits of the consolidated financial statements of CareMatrix Corporation as of December 31, 1996 and for the year then ended, and the combined financial statements of CareMatrix Corporation as of December 31, 1995 and for the year ended December 31, 1995 and the period from June 24, 1994 (inception) to December 31, 1994. We also consent to the reference to our firm under the caption "Experts."






 /s/ Coopers & Lybrand L.L.P.
------------------------------
Coopers & Lybrand L.L.P.
Boston, Massachusetts

November 12, 1997